EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENERGY RECOVERY, INC.

[●], 2021

Energy Recovery, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST:    That the name of the Corporation is Energy Recovery, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 8, 2001 under the name ERI Acquisition Corp. An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 27, 2009 under the name Energy Recovery, Inc. (the “Amended and Restated Certificate”).
SECOND:    That this Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.
THIRD:    That a majority of the board of directors of the Corporation has duly adopted resolutions approving this Amendment and declaring this Amendment to be advisable and recommended for approval and adoption by the stockholders of the Corporation.
FOURTH:    That this Amendment was duly adopted and approved by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL and ARTICLE XI of the Amended and Restated Certificate.
FIFTH:    That this Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.
SIXTH:    That upon the effectiveness of this Amendment, Section 2 of ARTICLE V of the Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:
“Section 5.2    The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Notwithstanding the foregoing, (1) at the 2021 annual meeting of stockholders, the Class I directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2022 annual meeting of stockholders; (2) at the 2022 annual meeting of stockholders, the Class I and Class II directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2023 annual meeting of stockholders; and (3) at the 2023 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. At and after the annual meeting of stockholders to be held in 2023, the directors shall no longer be classified with respect to the time for which they hold office.”

SEVENTH:    That upon the effectiveness of this Amendment, Section 1 of ARTICLE VI of the Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:
“Section 6.1    Any director or the entire Board of Directors may be removed from office at any time, but with respect to any director who has been elected for a term in excess of one year, only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ENERGY RECOVERY, INC.

By:
Name: [Robert Mao]
Title: [President and Chief Executive Officer]
[Signature Page to Amendment to the Amended and Restated Certificate]